                       NORTHEWESTERN MINERAL VENTRUES INC.
        36 Toronto Street, Suite 1000, Toronto, Ontario, M5C 2C5, CANADA
                     Tel: (416) 365-6580 Fax: (416) 350-3510

                                                                October 14, 2005

                              CONSULTING AGREEMENT

Mr. Marek Kreczmer
Suite 3320-666 Burrard Street
Vancouver, British Columbia
V6C 2X8

Dear Marek:

We incorporate into this Consulting Agreement (the "AGREEMENT") by way of reference the terms contained in the Offer, dated October 13, 2005 (the
"OFFER"), which was executed by you and Northwestern Mineral Ventures Inc. (the
"COMPANY"). Accordingly, we are pleased to confirm that the Company will retain your services on the terms outlined below:

1.    You will be retained as President of the Company to provide such services to the Company as are normally associated with such a position, as needed, for an indefinite period of time, and to perform those duties and responsibilities which are more fully described in the Attached SCHEDULE
      "A", being the signed Offer executed by you and the Company on October 13,
      2005 (the "OFFER").

2.    This Agreement will be effective as of the date hereof, being the date of execution (the "EXECUTION DATE"), and will continue until terminated by either party as provided for herein.

3.    Your status in transacting its duties and services hereunder shall be that of an independent contractor and nothing herein contained shall be so construed as to constitute the relationship hereby created as employment, a partnership, a joint venture or otherwise.

4.    The Company shall not carry any workplace safety insurance or any health or accident insurance to cover you. The Company shall not pay any contribution to Canada Pension Plan, health or employment insurance, federal or provincial withholding tax, nor provide any other contributions or benefits which might be expected in an employer and employee relationship. You agree to report and pay any contribution for taxes, employment insurance. Canada Pension Plan and other benefits for yourself.
      You undertake to indemnify and to save harmless the Company from all liabilities and claims against the Company including fines, charges, taxes, penalties or demands for or by any reason of or in any way arising out of its failure to deduct, without or contribute any amount in respect of its payments to you under this agreement. Such liability and claims shall include, without limiting the generality of the foregoing, federal or provincial

      income taxes, federal or provincial pension plan contributions, employment insurance or workplace safety insurance premiums and contributions under any federal or provincial social insurance or income security program.

5.    You agree that, throughout the term of this Agreement, and any amendments or extensions hereof, you shall:

            (i)   well and faithfully serve the Company in the provision of
                  management expertise in the conduct of the Company's business;

            (ii)  provide the Company with management advice with respect to its business;

            (iii) perform the duties and responsibilities as described in this
                  Agreement and in the Offer in a professional and competent manner; and

            (iv)  devote such time, effort, skill, attention and energies to the performance of such duties as may be required by the Company during normal business hours and normal business days,
                  observing all reasonable instructions given to you by the
                  Company. The Company acknowledges that you have outside duties and agrees that the performance of any such duties will not be construed as a breach of the foregoing, so long as such duties are not competitive with nor result in a conflict of interest with the Company.

6.    The Company shall pay to you the sum of one hundred thousand dollars (Cdn
      $100,000) plus Goods and Services Tax ("GST"), payable monthly, in arrears, upon receipt of a monthly invoice, in the amount of $8,333.33, plus GST. The first payment period will be on October 31, 2005, which shall be an amount prorated for the period commencing October 14, 2005 and ending October 31, 2005. This salary shall be reviewable on an annual basis and may be adjusted based upon your performance of the services described in this Agreement.

      In order to facilitate payment of the remuneration, you shall provide to the Company your GST registration number. All invoices submitted by you to the Company pursuant to this Agreement shall indicate the amount of GST payable.

7.    The Company will also grant to you the options as defined in the Offer
      (the "OPTIONS"), and which Options shall be subject to the vesting formula and all applicable regulatory hold periods, as described fully in the
      Offer.

8.    Subject to board and regulatory approval, the Company shall also appoint you to the Company's Board of Directors, as more fully described in the
      Offer.

9.    You acknowledge that this Agreement and the attached Offer, taken together, provide for and incorporate any finder's fees (the "FINDER'S
      FEES") you might have received from the Company if, as and when the proposed acquisitions of the Firefly and Waterbury Projects (the
      "PROJECTS") are finalized in a Definitive Acquisition Agreement between the respective vendors of the Projects and the Company. For greater clarity, the Company

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      will not pay unto you any additional Finder's Fees in relation to the
      Projects beyond the amounts contemplated as being your compensation in this Agreement.

10.   All approved receipted expenses incurred by you relating to the services provided pursuant to this Agreement shall be paid by the Company. You shall be responsible for all expenses associated with your travel from home to the office, including mileage and parking.

11.   This Agreement may be terminated by the Company for any reason provided that the Company provides you with 60 days' notice of the termination.
      This Agreement may be terminated by the Company immediately without notice or payment in lieu of notice for any breach of the terms of this Agreement or for any cause recognized at law.

12.   You may terminated this Agreement by providing the Company with 60 days written notice. However, should you elect to terminate the Agreement without cause, within twelve (12) months of the date of execution of this
      Agreement (the "Execution Date"), you will forfeit any Options which may have vested unto you but not yet exercised within that period of time.

13.   You acknowledge that in the course of carrying out, performing or fulfilling your duties under this Agreement and appointments made hereunder, you will have access to and will be entrusted with details, trade secrets, proprietary and confidential information of the Company.
      You further acknowledge that the disclosure of such details, confidential information and trade secrets to competitors of the Company, or to the general public, will be highly detrimental to the interests of the
      Company. You further acknowledge that all such confidential information, samples, products and other property of the Company utilized by you or in your possession is the exclusive property of the Company, and that such property is held by you in trust for the sole and exclusive benefit of the
      Company.

      You shall not disclose any secret or confidential information, or information which in good faith and good conscience ought to be treated as confidential, of which you have become aware in the course of your relationship with the Company, its employees, its suppliers, or its customers, at any time during the currency in this Agreement and appointments made hereunder, or at any time thereafter.

      For the purposes of this Section 13, trade secrets, proprietary and confidential information shall include that information which relates to the Company and its past, present, and future business and business activities, and which information is either identified to you by the
      Company as being such information or that a reasonable person would understand to be such information. Such information includes, but is not limited to trade or business secrets, pricing policies, consulting, sales and mining methods and techniques and operating and marketing systems.

      You acknowledge and agree that in the event of a breach of the covenant, provisions and restrictions contained in the Section 13, the Company shall be entitled to obtain from any court of competent jurisdiction, interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach, which rights and

                                      - 3 -

      remedies shall be cumulative, and in addition to any other rights or remedies to which the Company may be entitled.

      You agree that all covenants, provisions and restrictions in this Section
      13 are reasonable and valid in the context of your relationship with the
      Company, and you hereby waive all defences to the strict enforcement thereof by the Company. You further acknowledge that any confidential information developed during the currency of this Agreement and appointments made hereunder is and shall remain the property of the
      Company.

14.   This Agreement, along with the Attached SCHEDULE "A", being the Offer, taken together constitute the entire agreement between the parties concerning these matters.

      We look forward to a mutually rewarding relationship.

                                                Yours truly,

                                                NORTHWESTERN MINERAL
                                                VENTURES INC.

                                                Per: /s/
                                                     ---------------------------

                                      - 4 -

One to be checked by you at the time of signing:

[ ]   I have obtained independent legal advice regarding the terms and conditions of this Agreement.

[X]   I acknowledge having been given an opportunity to obtain independent legal advice regarding the terms and conditions of this Agreement, but I have chosen not to do so.

I have received a copy of this letter, and the Attached SCHEDULE "A", being the
Offer. I have read, considered and understood and hereby accept the terms and conditions contained in this letter, and in the Offer. I acknowledge having been given an opportunity to obtain legal consultation and advice with respect to the terms and conditions herein, and in the Offer, and execute this Agreement freely and voluntarily with full understanding of its contents.

DATED:      October 14, 2005
            ---------------------------------

SIGNATURE:  /s/ Marek Kreczmer
            ---------------------------------
            Marek Kreczmer

WITNESS:    /s/
            ---------------------------------

                                      - 5 -

                                  SCHEDULE "A"

                                      - 6 -

                       NORTHWESTERN MINERAL VENTURES INC.
        36 Toronto Street, Suite 1000, Toronto, Ontario, M5C 2C5, CANADA
                     TEL: (416) 365-6580 FAX: (416) 350-3510

VIA EMAIL

                                      OFFER

October 13, 2005

Mr. Marek Kreczmer, M.Sc. (Geol.), P. Eng.
Suite 3320 - 666 Burrard Street
Vancouver, British Columbia
V6C 2X8

Dear Marek:

RE:   PROPOSED APPOINTMENT AS PRESIDENT OF NORTHWESTERN MINERAL VENTURES INC.

Further to your discussions with the Chairman of Northwestern Mineral Ventures
Inc. ( the "Company"), we are pleased to offer you the position of President of the Company on the following terms:

    1.    DUTIES AND RESPONSIBILITIES

    You will provide the Company with the following services:

          a.  Ongoing geological expertise and assistance with respect to future site selections and acquisitions, all of which would be rendered to the Company in accordance with industry standards;

          b.  Supervisory management of the Company's mineral exploration projects;

          c.  Assistance with the raising of capital for the Company, including, but not limited to, your participation at investor road shows and conference calls and attendance at meetings with brokers; and

          d.  Those services as would be normally provided to the Company in your capacity as a senior officer of the Company.

    2.    COMPENSATION

Your compensation for services rendered to the Company will be as follows:

          a.  You will receive consulting fees of one hundred thousand dollars per annum (Cdn$100.000 per annum), plus GST, paid monthly;

          b.  You will be granted an aggregate of 1,900,000 share options at an exercise price of Cdn $0.75 per share, which is the closing price of the Company's shares at October 13, 2005 (the "Options") from the Company's Stock Option Plan, with the Options to vest unto you in accordance with the following vesting formula:

                    i.  1/4 of the Options to vest at the end of the three month anniversary from the time you execute a formal
                        Consulting Agreement ( the "Consulting Agreement") with
                        the Company (the "Execution Date");

                   ii.  1/4 of the Options to vest at the end of the six month anniversary of the Execution Date;

                  iii.  1/4 of the Options to vest at the end of the nine month anniversary of the Execution Date;

                   iv.  1/4 of the Options to vest at the end of the twelve
                        month anniversary of the Execution Date;

              The Options shall be subject to a 4 month regulatory holding period. Subject to the termination provisions provided in section
              5 below and any regulatory (including the TSX Venture Exchange)
              rules impacting the granting of aforesaid Options, the Options shall expire five years from the date of grant.

    3.    APPOINTMENT TO THE COMPANY'S BOARD OF DIRECTORS

    Upon your execution of the Consulting Agreement, you will be appointed to the Company's Board of Directors, subject to regulatory approval.

    4.    LENGTH OF CONSULTING AGREEMENT

    The length of the Consulting Agreement shall be until the Consulting
    Agreement is terminated for cause, or the parties to the Consulting
    Agreement terminate the Consulting Agreement by giving the other party two
    (2) months written notice.

    5.    TERMINATION OF CONSULTING AGREEMENT

    Either you or the Company may terminate the Consulting Agreement by giving the other party two (2) months written notice. Should you elect to terminate the Consulting Agreement without cause, within twelve (12) months of the
    Execution Date, you will forfeit any Options which may have vested unto you but not yet exercised within that period of time.

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    6.    FINDER'S FEE WITH RESPECT TO FIREFLY PROJECT (UTAH) AND WATERBURY
          PROJECT (SASKATCHEWAN)

    It is understood that the above-noted Compensation, as described in section
    2 of this offer, and the proposed Consulting Agreement, takes into account and incorporates any finder's fees you might have received from the Company if, as and when the proposed acquisitions of the Firefly and Waterbury
    Projects ("Projects")are finalized in the Definitive Acquisitions Agreement between the respective vendors of the Projects and the Company.

    7.    CONFLICTS

    It is understood that while you are serving in the capacity as the Company's
    President that you may be involved in other projects related to mining and mineral exploration (the "Other Activities"). Although it is understood that the proposed Consulting Agreement does not prohibit Other Activities, you will agree to provide the Company with notice of any conflicts that may arise as a result of your Other Activities and appointment as President of the Company.

    8.    BOARD AND REGULATORY APPROVAL

    This Offer is being made to you subject to the Company obtaining both board and regulatory approval.

    9.    FORMAL CONSULTING AGREEMENT

    If you are in agreement with the above-noted terms, we will formalize the terms and conditions of your appointment as President in the form of a
    Consulting Agreement between yourself and the Company.

If you are in agreement with the terms of this Offer, please sign where noted
below and return one signed copy to our attention by facsimile.

Sincerely,

NORTHWESTERN MINERAL VENTURES INC.

Per: /s/ Kabir Ahmed
     ------------------------
Kabir Ahmed
President & CEO

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    I am in agreement with the terms as set out in the attached letter.

    /s/ Marek Kreczmer
    ------------------------------------------
    MAREK KRECZMER, M.SC.(Geol.).P.Eng.

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